EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY ANNOUNCES DIRECTOR APPOINTMENT

BOISE, Idaho, Jan. 22, 2013 – Micron Technology, Inc. (NASDAQ: MU) today announced the appointment of Richard M. Beyer to the company’s Board of Directors, effective immediately. Beyer was Chairman and CEO of Freescale Semiconductor from 2008 through June 2012 and continues to serve as a Director with Freescale.

“We are extremely pleased to welcome Rich to our Board of Directors,” said Micron CEO Mark Durcan. “Rich brings unique experience and strengths to our board, and we look forward to his contributions.”
Beyer, the 2012 Chairman of the Semiconductor Industry Association board of directors, also served as a member of the United States Department of Commerce’s Manufacturing Council and the Partnership for a New American Economy.

Prior to Freescale, Beyer was President, Chief Executive Officer and Director of Intersil Corporation from 2002 to 2008. He has also previously served in executive management roles at FVC.com, VLSI Technology and National Semiconductor Corporation.

Beyer served three years as an officer in the United States Marine Corps. He earned a bachelor’s degree and a master’s degree in Russian from Georgetown University and a master’s of business administration in marketing and international business from Columbia University Graduate School of Business.

About Micron

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND and NOR flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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